Exhibit 99. (A)(1)(H)

To: [Name]

From: [Name ]

Date:             , 2002

Re: Confirmation of Participation in the Offer to Exchange

Thank you for your participation in Blue Martini Software, Inc.’s Stock Option Exchange Program. Defined terms not explicitly defined herein but defined in the Offer Document, shall have the same definitions as used in the Offer Document. The stock option(s) held by you that have been surrendered for cancellation are identified on the following page entitled “Stock Options Cancelled.”

If the information on the “Stock Options Cancelled” page is not correct or if you have any questions regarding the Offer, please contact Lara Williams via email at lara@bluemartini.com or via telephone at (650) 356-7633.

Please note that you may change your previous choice whether to accept or reject the Offer at any time before midnight, Pacific Time, on Wednesday, December 4, 2002. If we extend the offer to exchange beyond that time, you may change your previous choice at any time until the extended date. To change your election, please complete a Notice of Change in Election Form by following the directions set forth in Section 5 of the Offer to Exchange documents.

Blue Martini Software, Inc.	STOCK OPTIONS CANCELLED	Page:1

File: Cancelled

Date:

Time:

Name	ID	Number	Grant Date	Plan	Cancel Date	Cancel Reason	Shares	Price	Total Price

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